OPEN PLAN SYSTEMS, INC.

          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                                                             Three Months Ended                      Nine Months Ended
                                                                September 30                           September 30
                                                          1998                1997               1998                1997
                                                   -------------------------------------------------------------------------------
Weighted average shares outstanding during the
   period                                                    4,673               4,472              4,550               4,472

Assumed exercise of options less assumed                         -                   1                  -                   1
   acquisition of shares
                                                   -------------------------------------------------------------------------------
Total                                                        4,673               4,473              4,550               4,473
                                                   ===============================================================================


Net earnings (loss) used in computation            $           240      $          147      $      (4,196)      $        (143)
                                                   ===============================================================================

Earnings (loss) per common share                   $           .05      $          .03      $        (.92)      $        (.03)
                                                   ===============================================================================
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